Filed Pursuant to Rule 424(b)(3)

Registration No. 333-188093

PROSPECTUS

ARI Network Services, Inc.

4,330,667 shares of Common Stock

This prospectus covers the sale of an aggregate of up to 4,330,667 shares of our common stock, $0.001 par value per share (the “Common Stock”), by the selling security holders identified in this prospectus (collectively with any such holder’s transferee, pledgee, donee or successor, referred to below as the “Selling Shareholders”).  The Common Stock covered by this prospectus consists of (i) 3,200,000 shares of Common Stock which were issued in a private placement pursuant to a Securities Purchase Agreement we entered into on March 12, 2013 with selected accredited investors (the “Securities Purchase Agreement”); (ii) 1,066,667 shares of Common Stock issuable upon exercise of warrants issued pursuant to the Securities Purchase Agreement (the “Purchaser Warrants”); and (iii) 64,000 shares of Common Stock issuable upon exercise of the warrants issued to affiliates of the placement agent in connection with the private placement as consideration for the placement agent’s services (the “Placement Agent Warrants” and, together with the Purchaser Warrants, the “Warrants”).

We will not receive any proceeds from the sale by the Selling Stockholders of the shares covered by this prospectus.  We are paying the cost of registering the shares covered by this prospectus, as well as various related expenses.  The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares under this prospectus.  If required, the number of shares to be sold, the public offering price of those shares, the names of any broker-dealers and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement.

Our common stock is quoted on the OTC Bulletin Board (the “OTCQB”) under the symbol “ARIS”.  The last reported market price of our common stock on the OTCQB on June 11, 2013 was $2.70 per share.  Our executive offices are located at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224, and our telephone number is (414) 973-4300.

Investing in our securities involves risks.  You should carefully consider the Risk Factors beginning on page 1 of this prospectus before you make an investment in our securities.

Neither the Securities and exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2013

i

You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in the securities of ARI Network Services, Inc.  See “Where You Can Find Additional Information” on page 16 for more information.  You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement.  The Company has not authorized anyone to provide you with different information.  This document may be used only in jurisdictions where offers and sales of these securities are permitted.  You should assume that information contained in this prospectus, or in any document incorporated by reference, is accurate only as of any date on the front cover of the applicable document.  Our business, financial condition, results of operations and prospects may have changed since that date.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain forward-looking statements that involve risks and uncertainties.  The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company has made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projections about the markets in which we operate and the beliefs and assumptions of our management.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “endeavors,” “strives,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements.  In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to various risks, uncertainties and assumptions that are difficult to predict.  Actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the Risk Factors included in this prospectus and in our periodic filings with the Securities and Exchange Commission (the “SEC”), incorporated by reference or included in this prospectus.  All forward-looking statements contained in this prospectus are made only as of the date on the prospectus cover or as of the date of the filings incorporated herein by reference, as applicable.  We expressly disclaim any intent to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.  Before deciding to buy or sell our securities, you should be aware that the occurrence of the events described in these risk factors could harm our business, operating results and financial condition, which consequences could materially diminish the trading price of our securities and/or their value.

Unless the context requires otherwise, in this Prospectus, the “Company,” “ARI Network Services,” “we,” “us” and “our” refer to ARI Network Services, Inc.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision.  You should read this entire prospectus carefully, especially the risks of investing in our Common Stock described under “Risk Factors” and the consolidated financial statements and related notes incorporated by reference in this prospectus, before making an investment decision.

Overview

ARI Network Services, Inc. (“ARI” or the “Company”) provides technology-enabled services that help our customers effectively and efficiently sell more whole goods, parts, garments and accessories (“PG&A”).  Our customer base of more than 22,000 dealers, 195 distributors, and 140 manufacturers utilize ARI’s products and services to drive and manage leads, efficiently service consumers at the parts counter, and enable eCommerce sales of PG&A.  ARI’s solutions are aimed at markets with complex equipment requiring service and sold through an independent dealer channel including the outdoor power, powersports, marine, RV, automotive wheel and tire, and white goods markets.

Most of our solutions leverage our library of electronic content that we have published and aggregated into a large content management system, which contains data related to more than 10 million active parts across more than 469,000 models; more than 500,000 active accessories; SKUs across more than 73,000 active products; more than 300 actively updated whole goods brands; and holds full model data and images for more than 175,000 active models.

We market our products primarily through software-as-a-service (“SaaS”) and data-as-a-service (“DaaS”) business models that typically contain both an annual auto-renewing subscription component as well as a variable usage-based revenue component.  It is the nature of our products, along with the content and the continual management and updating of the content, which allows us to sell the majority of our products and services in a recurring revenue model.  Today, more than 85% of our revenues are recurring.

For additional information relating to the Company and its operations, please refer to the reports incorporated herein by reference as described under the caption “Incorporation of Certain Information by Reference” beginning on page 16.

Our Common Stock is quoted on the OTCQB under the symbol “ARIS”.

The Offering

This prospectus relates to the resale by the Selling Shareholders identified in this prospectus of up to 4,330,667 shares of Common Stock, which consists of 3,200,000 shares of Common Stock and 1,130,667 shares of Common Stock issuable upon exercise of the Warrants (such shares collectively being referred to herein as the “Shares”).  All of the Shares, if and when sold, will be sold by the Selling Shareholders.  The Selling Shareholders may sell their Shares from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.  We will not receive any proceeds from the sale of Shares by the Selling Stockholders.

The total value of the 4,330,667 Shares covered by this prospectus is $11,692,801, based on the last quoted sale price for our Common Stock of $2.70 on June 11, 2013.

Corporate Information

Our executive offices are located at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224, and our telephone number is (414) 973-4300.  Additional information regarding our Company, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus.  See “Where You Can Find Additional Information” on page 16 and “Incorporation of Certain Information by Reference” beginning on page 16.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk.  You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes incorporated by reference into this prospectus, before making an investment decision.  If any of the following risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected.  In that event, the trading price of our Common Stock could decline and you could lose part or all of your investment.  In assessing these risks, investors should also refer to the other information contained or incorporated by reference in our other filings with the SEC.

The risks and uncertainties described below are not the only ones facing us.  Other events that we do not currently anticipate or that we currently deem immaterial also may affect our results of operations and financial condition.

Continued unfavorable economic conditions or reduced investments in technology spending may harm our business.

Our business depends on the overall demand for technology services spending, and on the economic health and general willingness of our current and prospective customers to make capital and expense commitments.  If the conditions in the U.S. and global economic environment remain uncertain or continue to be volatile, or if they deteriorate further, our business, operating results and financial condition may be adversely affected.  Our customers sell capital goods, some of which are considered “luxury” in nature, which are highly dependent on the disposable income of end consumers.  Continued weak or volatile economic conditions, or a reduction in consumer spending may weaken our customers’ demand for electronic catalogs, websites, lead management or other technology-enabled services, or their general information technology spending, which would likely harm our business and operating results in a number of ways, including longer sales cycles, potential lower prices for our services, reduced sales, and reduced subscription renewal rates.

We may become liable to our customers and lose customers if we have defects or disruptions in our service or if we provide poor service.

Because we deliver some of our technology as a service, errors or defects in the software applications underlying our service, or a failure of our hosting infrastructure, may make our services, in particular our eCommerce services, unavailable to our customers.  Since our customers use our eCommerce services to facilitate their sales, any errors, defects, disruptions in service or other performance problems with our services, whether in connection with the day-to-day operation of our services, upgrades or otherwise, could damage our customers’ businesses.

Despite the implementation of security measures, the core of our network infrastructure is vulnerable to unauthorized access, computer viruses, equipment failure and other disruptive problems, including the following:

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we and our users may experience interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others;

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unauthorized access may jeopardize the security of confidential information stored in our computer systems and our customers’ computer systems, which may result in liability to our customers and also may deter potential customers;

•

we may face liability for transmitting to third parties viruses that damage or impair their access to computer networks, programs, data or information;

•

there may be a systemic failure of Internet communications, leading to claims associated with the general unavailability of some of our products; or

•

eliminating computer viruses and alleviating other security or technical problems may require interruptions, delays or cessation of service to our customers.

If we have any errors, defects, disruptions in service or other performance problems with our services, customers could elect not to renew, or delay or withhold payment to us, or we could lose future sales or customers may make claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or litigation costs.

Our core markets and verticals are competitive, and if we do not compete effectively, our operating results may be harmed.

The markets for electronic catalog, websites, lead management and other technology-enabled services targeted at the equipment industry are competitive, and the eCommerce area, specifically, is rapidly changing with relatively low barriers to entry.  With the introduction of new technologies and market entrants, we expect competition to remain intense.  In addition, increased competition generally could result in reduced sales, reduced margin or the failure of our services to achieve or maintain more widespread market acceptance.  Competition in our market is based principally upon service breadth and functionality; service performance, security and reliability; ability to tailor and customize services for a specific company, vertical market or industry; ease of use of the service; speed and ease of deployment, integration and configuration; total cost of ownership, including price and implementation and support costs; professional services implementation; strength of customer relationships; and financial resources of the vendor.  To compete effectively, we also must be able to frequently update our services to meet market demand.

Our principal competitors include Snap-on Business Solutions and Powersports Network, owned by Dominion Enterprises.  Some of our actual and potential competitors enjoy competitive advantages over us, such as greater name recognition within our target vertical markets, larger marketing budgets, as well as substantially greater financial, technical and other resources.  If we are not able to compete effectively, our operating results may be harmed.

The impact of negative factors on the business may not be immediately reflected in our financial results.

Because we recognize subscription revenue over the term of the applicable agreement, non-renewal of subscriptions or reductions in new service agreements may not be reflected immediately in our operating results.  The majority of our revenue in any given period is attributable to service agreements entered into during previous periods.  A decline in new or renewed service agreements in any one period will not be fully reflected in our revenue in that period but will harm our revenue in future periods.  As a result, the effect of significant downturns in sales and market acceptance of our services in a particular period may not be fully reflected in our operating results until future periods.  Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, because revenue from new customers must be recognized over the applicable subscription term.

Our operating results may fluctuate from quarter to quarter.

We expect that a portion of our revenue in the future will be derived from non-recurring fee income, which consists primarily of revenues from professional services such as software customization and training, software sales and one-time network installation fees.  The timing of this revenue is dependent upon several factors that we cannot predict.  These factors include:

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the time required to close large license fee and development agreements, which can be delayed due to customer requirements and decision-making processes;

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the seasonality of certain sectors of the equipment industry in which we operate;

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delays in the introduction of new products or services and their acceptance by customers; and

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delays in delivering customized software to our customers.

Our costs are not entirely predictable and may vary from quarter-to-quarter due to acquisitions or non-recurring expenditures.  Cash flows may also vary from quarter to quarter, depending on the timing of disbursements and customer payments, which exhibit considerable seasonality.  These fluctuations may make period-to-period comparisons of our results of operations more complex.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and harm our operating results.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective.  New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future.  Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business and may increase our compliance costs.

Our business could suffer if we are unable to protect our intellectual property rights or become liable for infringing the intellectual property rights of others.

We regard our trademarks, proprietary technology and similar intellectual property as critical to our success, and we rely upon trademark law, trade secret protection, and confidentiality and license agreements with our employees, strategic partners, and others to protect our proprietary rights, but these measures can have only limited effectiveness.  Prevalent use of the Internet has also increased the ease with which third parties can distribute our intellectual property without our authorization.

We intend to continue to pursue and maintain the registration of our material trademarks as necessary.  We may not be entitled to the benefits of any such registration until such registration takes effect.  In addition, effective protection may not be available in every country in which our products are available.  Other parties may assert claims of infringement of intellectual property or other proprietary rights against us.  These claims, even if without merit, could require us to expend significant financial and managerial resources.  Furthermore, if claims like this were successful, we might be required to change our trademarks, alter our content, products or services, or pay financial damages, any of which could substantially increase our operating expenses.  We also may be required to obtain licenses from others to refine, develop, market and deliver new services.  We may be unable to obtain any needed license on commercially reasonable terms or at all, and rights granted under any licenses may not be valid and enforceable.  In the future we could be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of trademarks and other intellectual property rights of third parties by us and our licensees.  Any such claims could have a material adverse effect on our business, financial condition and operating results.

We are dependent on our management and employees.

We are dependent on the services of our executive officers and other key employees.  There can be no assurance, however, that we can obtain executives of comparable expertise and commitment in the event of death, disability, or voluntary departure of one or some of our executive officers or other key employees, or that our business would not suffer material adverse effects as the result of a death, disability, or voluntary departure.  Further, the loss of the services of any one or more of these employees could have an adverse effect on our business.  In addition, we will also need to attract and retain other highly skilled technical and managerial personnel for whom competition is intense.  If we are unable to do so, our business, results of operations and financial condition could be materially adversely affected.

Our Common Stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

Our Common Stock is traded on the OTCQB, which typically provides less liquidity than the NASDAQ Stock Market or other national securities exchanges.  In addition, trading in our common stock has historically been extremely limited.  Because of the thinness of the market for our stock, the price of our Common Stock may be subject to manipulation.  This limited trading may adversely affect the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us.  As a result, there could be a larger spread between the bid and the ask prices of our common stock and an investor may not be able to sell shares of our common stock when or at prices they desire.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that they may occur, may depress the market price of our Common Stock.

The registration statement of which this prospectus is a part registers an additional 3,200,000 shares of our Common Stock and 1,130,667 shares of common stock issuable upon the exercise of the Warrants.  In addition to the shares of our Common Stock covered by the registration statement, approximately 8.9 million of our outstanding shares are freely transferable or may be publicly resold pursuant to Rule 144 under the Securities Act.  Any substantial sale of Common Stock pursuant to the registration statement, Rule 144 or otherwise may have an adverse effect on the market price of our Common Stock by creating an excessive supply.  Likewise, the availability for sale of substantial amounts of our Common Stock could reduce the prevailing market price.  In addition, we have previously filed registration statements on Form S-8 to register the shares issuable upon exercise of outstanding options or reserved for issuance under our stock option plans, which became effective when filed.

Our shareholder rights agreement may permit our board to block a takeover attempt and adversely affect the value of our Common Stock.

Our board of directors adopted a shareholder rights agreement, which expires August 18, 2013, and declared a dividend of an associated right, which together are expected to have the effect of deterring any takeover of the Company that is not preceded by board approval of the proposed transaction.  The existence of such shareholder rights agreement may deter potential tender offers for our Common Stock or other acquisition offers and may have the effect of delaying or preventing a change of control.

We may not be able to identify, acquire and successfully integrate acquisitions, including the recently acquired 50 Below retail division and Ready2Ride businesses.

A key component of our growth strategy has been and will continue to be acquisitions and other business development opportunities that solidify or accelerate our market position in our core offerings and vertical markets.  The successful implementation of this strategy depends upon our ability to identify suitable acquisition candidates, acquire such businesses on acceptable terms, finance the acquisitions and integrate their operations successfully into ARI.  There can be no assurance that such candidates will be available or, if such candidates are available, that the price will be attractive or that we will be able to identify, acquire, finance and integrate such businesses successfully.  In addition, in pursuing such acquisition opportunities, we may compete with other entities with similar growth strategies; these competitors may be larger and have greater financial and other resources than ARI.  Competition for these acquisition targets could also result in increased prices of acquisition targets and/or a diminished pool of companies available for acquisition.

The successful integration of these acquisitions also may involve a number of additional risks, including: (i) the inability to retain the clients of the acquired business; (ii) the lingering effects of poor client relations or service performance by the acquired business, which also may taint our existing business; (iii) the inability to retain the desirable management, key personnel and other employees of the acquired business; (iv) the inability to fully realize the desired efficiencies and economies of scale; (v) the inability to establish, implement or monitor ARI’s existing standards, controls, procedures and policies on the acquired business; (vi) diversion of management attention; and (vii) exposure to client, employee and other legal claims for activities of the acquired business prior to acquisition.  In addition, any acquired business could perform significantly worse than expected.

ARI recently acquired two new businesses:  the retail division of 50 Below, which was acquired in a transaction pursuant to Sections 363 and 365 of the United States Bankruptcy Code in November 2012, and Ready2Ride, which we acquired in October 2012.  We consider the successful integration and performance of these businesses to be material to the future success of ARI as a whole.  The integration and future performance of these businesses are subject to the significant risks and uncertainties described above, and there can be no assurance that we will be able to successfully integrate these businesses to the extent and in the timeframes that we currently anticipate, or that their financial performance will ultimately meet our current expectations.

Future acquisitions may result in dilution to existing shareholders.

The timing, size and success of acquisition efforts and any associated capital commitments cannot be readily predicted.  Future acquisitions may be financed by issuing shares of common stock, debt, cash, or a combination thereof.  To the extent our Common Stock is used for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing stockholders.

We face risks with our international strategy.

Our business strategy includes increasing our presence in the non-U.S. equipment markets.  This strategy presents a number of special risks, including:

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managing more geographically diverse operations;

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dealing with currency fluctuations;

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the increased costs of operation;

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only having a small number of employees in these markets;

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our dependence on value-added resellers and contractors to sell and service our products;

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a much smaller and more concentrated current customer base; and

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the assumption that U.S. international policy will remain favorable towards the countries in which we sell our products and services.

Our historical losses have resulted in accumulated deficits on the balance sheet.

While we have been profitable in recent years, we have experienced net losses in numerous fiscal years since our organization was formed in 1981, resulting in an accumulated deficit of $88 million at January 31, 2013.  We may not be able to maintain profitability or increase profitability in the future.  As a result of our historical losses, our financial position has been weakened, and our ability to finance our growth is constrained.

We will require a significant amount of cash to service our indebtedness.  Our ability to generate cash depends on certain factors beyond our control.

Our ability to make principal and interest payments on our indebtedness and to fund planned capital expenditures and product development efforts will depend on our ability to generate cash in the future.  Our future operating performance and financial results will be subject, in part, to factors beyond our control, including dealer bankruptcies in the vertical markets we serve, and general economic, financial and business conditions.  We cannot assure that our business will generate sufficient cash flow from operations or that future financing facilities will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

If we are unable to generate sufficient cash flow to service our debt, we may be required to:

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refinance all or a portion of our debt or obtain additional financing, neither of which can be assured and if it can be obtained, it may not be on terms that are acceptable to the Company;

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sell some of our assets or operations;

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reduce or delay capital expenditures, research and development efforts and acquisitions; or

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revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations.  In addition, we cannot assure that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments.

Market for the Common Equity and Related Shareholder Matters

ARI’s common stock is currently quoted on the OTCQB under the symbol ARIS.  The following table sets forth the high and low sales price for the periods indicated.  OTCQB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

Fiscal Quarter Ended	High	Low
10/31/2010	$0.75	$0.31
1/31/2011	$0.75	$0.45
4/30/2011	$0.80	$0.47
7/31/2011	$0.99	$0.48
10/31/2011	$0.99	$0.66
1/31/2012	$3.00	$1.00
4/30/2012	$1.95	$1.27
7/31/2012	$1.66	$0.90
10/31/2012	$1.30	$0.90
1/31/2013	$2.14	$1.12
4/30/2013	$2.49	$1.56
Period from 5/1/2013 to 6/11/2013	$3.00	$2.45

As of June 11, 2012, there were 218 holders of record of ARI Common Stock.  We have not paid cash dividends to date and have no current intention to pay cash dividends.

During fiscal 2012 and for the period from August 1, 2012 to the date of this prospectus, the Company did not repurchase any of its equity securities.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each person known by the Company to beneficially own 5% or more of the Common Stock, by each director or nominee of the Company, by certain executive officers of the Company, and by all directors and executive officers of the Company as a group as of June 11, 2013 (unless otherwise indicated).  The address for each of the persons listed below is 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224, unless otherwise specified.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Briggs & Stratton Corporation (2)
12301 West Wirth Street
Milwaukee, WI 53201	840,000	6.3%

Peter H. Kamin (3)
One Avery Street, 17B
Boston, MA 02111	1,056,981	7.9%

Michael D. Sifen, Inc. (4)
500 Central Drive, Suite 106
Virginia Beach, VA 23454	1,138,461	8.5%

12 West Capital Management Funds (5)
90 Park Avenue, 41st Floor
New York, NY 10016	1,030,290	7.7%

Wynnefield Funds (6)
450 Seventh Avenue, Suite 509
New York, NY 10123	1,249,289	9.3%

Roy W. Olivier (7)	648,602	4.8%

Brian E. Dearing (8)	453,573	3.4%

Gordon J. Bridge	218,453	1.6%

William C. Mortimore	111,798	*

Darin R. Janecek	104,024	*

Jon M. Lintvet	66,848	*

P. Lee Poseidon	67,981	*

James R. Johnson	19,000	*

William H. Luden, III	36,245	*

Robert Y. Newell, IV	40,253	*

Dwight Mamanteo	5,000	*

All current executive officers and directors
as a group (12 persons)	1,837,806	13.7%

* denotes less than 1%

(1)

Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.  Includes options exercisable within 60 days of June 11, 2013 as follows:  Mr. Olivier (350,000 shares), Mr. Janecek (77,500 shares), Mr. Lintvet (57,500 shares), Mr. Dearing (155,834 shares), Mr. Bridge (128,185 shares), Mr. Johnson (10,000 shares), Mr. Luden (10,000 shares), Mr. Newell

(5,000), Mr. Mortimore (99,375 shares), Mr. Poseidon (19,000 shares), Mr. Mamanteo (5,000 shares), and all executive officers and directors as a group (958,019 shares).

(2)

Ownership information is provided as of March 16, 2000 based upon Schedule 13D amendment filed April 3, 2000.

(3)

Total includes 349,740 shares of Common Stock held by Mr. Kamin, 151,900 shares held by the Peter H. Kamin Children’s Trust, 218,040 shares held by the Peter H. Kamin Profit Sharing Plan, 30,700 shares held by the Peter H. Kamin Family Foundation, 250,000 shares held by the Peter H. Kamin Revocable Trust and 56,601 shares held by 3K Limited Partnership.  Ownership information is provided as of January 31, 2013 based on an amended Schedule 13G filed on such date, except with respect to shares held by the Peter H. Kamin Revocable Trust (the “Revocable Trust”), which were issued to the Revocable Trust as of March 12, 2013 in connection with the Company’s private placement.  In addition, as of March 12, 2013, the Revocable Trust held Warrants entitling it to purchase up to 83,333 shares of Common Stock at an exercise price of $2.00 per share.  These Warrants are subject to beneficial ownership limitations that render each such Warrant unexercisable if, after the exercise of the Warrant, the holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after the exercise of the Warrant (the “Issuance Limitation”).  The Revocable Trust may modify the Issuance Limitation upon 61 days’ prior written notice to the Company.

(4)

Total includes 498,461 shares of Common Stock held by Michael D. Sifen and 640,000 shares of Common Stock held by Michael D. Sifen, Inc., an entity controlled by Mr. Sifen.  Ownership information is based on the Company’s information with respect to (i) share certificates transferred to Mr. Sifen by the Company’s transfer agent on October 17, 2011 related to shares of Common Stock acquired by Channel Blade Technologies Corporation (“Channel Blade”) on April 29, 2009 in connection with the Company’s acquisition of substantially all of the assets of Channel Blade; (ii) shares of Common Stock issued by the Company to Michael D. Sifen, Inc., an entity controlled by Mr. Sifen, as of December 4, 2012; and (iii) shares of Common Stock issued to Michael D. Sifen, Inc. as of March 12, 2013 in connection with the Company’s private placement.  In addition, as of March 12, 2013, Michael D. Sifen, Inc. held Warrants entitling it to purchase up to 66,667 shares of Common Stock at an exercise price of $2.00 per share.  The Warrants are subject to the Issuance Limitation, which may be modified by the holder upon 61 days’ prior written notice to the Company.

(5)

Ownership information is provided as of March 12, 2013 based upon Schedule 13G filed on March 22, 2013 by 12 West Capital Management LP (“12 West Management”).  12 West Management serves as the investment manager to 12 West Capital Fund LP, a Delaware limited partnership (“12 West Onshore Fund”), and 12 West Capital Offshore Fund LP, a Cayman Islands exempted limited partnership (“12 West Offshore Fund”), and possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company held by 12 West Onshore Fund and 12 West Offshore Fund.  Joel Ramin, as the sole member of 12 West Capital Management, LLC, the general partner of 12 West Management, possesses the voting and dispositive power with respect to all securities beneficially owned by 12 West Management.  Total includes 706,792 shares of Common Stock held by 12 West Onshore Fund and 323,498 shares of Common Stock held by 12 West Offshore Fund.  In addition, as of March 12, 2013, 12 West Onshore Fund and 12 West Offshore Fund held Warrants entitling 12 West Onshore Fund and 12 West Offshore Fund to purchase up to 205,800 and 94,200 shares of Common Stock, respectively, at an exercise price of $2.00 per share.  The Warrants are subject to the Issuance Limitation.  12 West Onshore Fund and 12 West Offshore Fund may modify the Issuance Limitation upon 61 days’ prior written notice to the Company.

(6)

Ownership information is provided as of April 17, 2013 based in part upon Schedule 13D/A filed by Wynnefield Partners Small Cap Value, L.P. (“Partners”), Wynnefield Partners Small Cap Value, L.P. I (“Partners I”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Offshore”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”), Nelson Obus and Joshua Landes (collectively the “Wynnefield Reporting Persons”) and Form 3 filed on May 10, 2013.  According to the filings, Partners, Partners I, Offshore, WCM, and WCI are each separate and distinct entities with different beneficial owners (whether designated as limited partners, shareholders or members).  WCM, a New York limited liability company, is the general partner of Partners and Partners I, each a private investment company organized as a limited partnership under the laws of the State of Delaware.  Nelson Obus and Joshua Landes are the co-managing members of WCM.  WCM is the sole general partner of Partners and Partners I and, accordingly, may be deemed to be the indirect beneficial owner of the shares of Common Stock that Partners and Partners I beneficially own.  WCM, as the sole general partner of Partners and Partners I, has the sole power to direct the voting and disposition of the shares of Common Stock that Partners and Partners I beneficially own.  Messrs. Obus and Landes are the co-managing members of WCM and, accordingly, they may be deemed to be the indirect beneficial owners of the shares of Common Stock that WCM may be deemed to beneficially own.  Messrs. Obus and Landes, as co-managing members of WCM, have the sole power to direct the voting and disposition of the shares of Common Stock that WCM may be deemed to beneficially own.  Total includes 374,304, 600,248 and 279,737 shares of Common Stock held by Partners, Partners I and Offshore, respectively.  In addition, as of the reporting date, Partners, Partners I and Offshore held Warrants entitling Partners, Partners I and Offshore to purchase up to 90,000, 143,100 and 66,900 shares of Common Stock, respectively, at an exercise price of $2.00 per share.  The Warrants are subject to the Issuance Limitation.  Partners, Partners I and Offshore may modify the Issuance Limitation upon 61 days’ prior written notice to the Company.

(7)

Mr. Olivier’s total includes 163,352 shares held in the Company’s 401(k) plan, of which Mr. Olivier is a trustee with voting power.  Mr. Olivier disclaims any beneficial ownership in these shares in excess of his pecuniary interest 13,246 shares).

(8)

Mr. Dearing’s total includes 73,860 shares held in family trust.

Use of Proceeds

We will not receive any proceeds from the sale of the Common Stock offered through this prospectus by the Selling Shareholders.  We may receive proceeds from the issuance of shares of our Common Stock upon the exercise of the Warrants, if exercised for cash.  We intend to use any proceeds from exercise of the Warrants for working capital and other general corporate purposes.

Selling Security Holders

The Company has included in this prospectus up to 4,330,667 Shares, which consists of (i) 3,200,000 shares of Common Stock; (ii) 1,066,667 shares of Common Stock issuable upon exercise of the Purchaser Warrants, each of (i) and (ii) as issued pursuant to the Securities Purchase Agreement; and (iii) 64,000 shares of Common Stock issuable upon exercise of the Placement Agent Warrants.  See “Description of Securities to be Registered” beginning on page 13.  The Company received gross proceeds of approximately $4.5 million and the extinguishment of $300,000 of debt from the private placement.

Each investor in the private placement represented to us that it was an accredited investor and that it was acquiring the Shares and the Warrants for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the Securities Act or any applicable state securities laws.

The table provided below sets forth certain information regarding the Selling Shareholders, the Shares that may be offered by this prospectus, as well as other shares of Common Stock beneficially owned by them.  Selling Shareholders may offer Shares under this prospectus from time to time and may elect to sell none, some or all of the Shares set forth below.  As a result, we cannot estimate the number of Shares of Common Stock that a Selling Shareholder will beneficially own after termination of sales under this prospectus.  However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the Shares covered by this prospectus will be held by the Selling Shareholders.  In addition, a Selling Shareholder may have sold, transferred or otherwise disposed of all or a portion of that holder’s Shares since the date on which they provided information for this table.  We are relying on the Selling Shareholders to notify us of any changes in their beneficial ownership after the date they originally provided this information.  See “Plan of Distribution” beginning on page 11.  Unless otherwise disclosed in the footnotes to the table below, except for the ownership of the Common Stock and Warrants, the Selling Shareholders have not had any material relationship with us within the past three years.

Under the terms of the Warrants, a Warrant holder (each a “Holder”) may not exercise the Warrants held by such Holder to the extent that, after giving effect to such exercise, such Holder would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock issuable upon exercise of such Holder’s Warrant.  Holders may, upon not less than 61 days’ prior written notice to the Company, increase or decrease the foregoing limitation, provided that, unless expressly waived in writing by the Company prior to the 61st day after such written notice is delivered to the Company, the beneficial ownership limitation in no event exceeds 9.99% (19.99% for certain Holders) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Warrant held by the Holder.  These limitations will apply to any successor Holder; provided, however, that any increase in the beneficial ownership limitation in excess of 9.99% will not apply to any permitted assignee or other transferee of the Holder.

Selling Shareholder (1) (2)	Number of Shares Owned before Offering (3)	Number of Shares Covered by This Prospectus (3)		Number of Shares Owned after Offering (4)	Percentage of Shares Owned after Offering (5)
Peter H. Kamin Revocable Trust (6)	333,333	333,333		-	-%
Cooper Family Trust dtd 8/1/04 (7)	428,217	95,467	(8)	332,750	2.48%
Michael D. Sifen, Inc. (9)	706,667	266,667		440,000	3.28%
Neal Garber Feagans	133,333	133,333		-	-%

Selling Shareholder (1) (2)	Number of Shares Owned before Offering (3)	Number of Shares Covered by This Prospectus (3)	Number of Shares Owned after Offering (4)	Percentage of Shares Owned after Offering (5)
Lake Street Fund, LP (10)	666,667	666,667	-	-%
12 West Capital Fund, LP (11)	912,592	823,200	89,392	0.67%
12 West Capital Offshore Fund, LP (11)	417,698	376,800	40,898	0.31%
Wynnefield Partners Small Cap Value, LP (12)	464,304	360,000	104,304	0.78%
Wynnefield Partners Small Cap Value, LP I (12)	738,348	572,400	165,948	1.24%
Wynnefield Small Cap Value Offshore Fund, Ltd. (12)	346,637	267,600	79,037	0.59%
Special Situations Private Equity Fund (13)	400,000	400,000	-	-%
Ascendiant Capital Partners, LLC (14)	35,200	35,200	-	-%

(1)

If required, information about other selling security holders, except for any future transferees, pledges, donees or successors of Selling Shareholders named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part.  Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.

(2)

None of the Selling Shareholders are broker-dealers.  None of the Selling Shareholders are affiliates of broker-dealers except for the following:  the Cooper Family Trust dtd 8/1/04 (the “Cooper Trust”); Lake Street Fund, L.P. (“Lake Street Fund”); and Ascendiant Capital Partners, LLC (“Ascendiant Capital Partners”).  Each of the Cooper Trust, Lake Street Fund and Ascendiant Capital Partners certified to the Company at the time of their acquisition of the Shares that they acquired the Shares in the ordinary course of business, and that at the time of the acquisition of the Shares they had no agreements or understandings, directly or indirectly, with any person to distribute the Shares.

(3)

Amounts include the number of shares of Common Stock issuable upon exercise of the Warrants, as follows:  Peter H. Kamin Revocable Trust – 83,333; Cooper Trust – 45,467; Michael D. Sifen, Inc. – 66,667; Neal Garber Feagans – 33,333; Lake Street Fund, LP – 166,667; 12 West Capital Fund, LP – 205,800; 12 West Capital Offshore Fund, LP – 94, 200; Wynnefield Partners Small Cap Value, LP – 90,000; Wynnefield Partners Small Cap Value, LP I – 143,100; Wynnefield Small Cap Value Offshore Fund, Ltd. – 66,900; Special Situations Private Equity Fund – 100,000; and Ascendiant Capital Partners – 35,200.

(4)

Amounts assume the sale of all Shares offered by this prospectus.

(5)

Percentages are based upon 13,396,857 shares of Common Stock outstanding as of June 11, 2013, plus 1,130,667 shares of Common Stock issuable upon exercise of the Warrants.

(6)

Peter H. Kamin has sole voting and investment power over the Shares held by the Peter H. Kamin Revocable Trust.

(7)

Chad J. Cooper and Nancy N. Cooper, the Co-Trustees of the Cooper Trust, have shared voting and investment power over the Shares held by the Cooper Trust.  Mr. Cooper is an affiliate of Ascendiant Capital Markets, LLC (“Ascendiant Capital Markets”).  Ascendiant Capital Markets served as the placement agent for the private placement.

(8)

Includes 28,800 Placement Agent Warrants issued to Selling Shareholder in its capacity as an affiliate of Ascendiant Capital Markets.

(9)

Michael D. Sifen has sole voting and investment power over the Shares held by Michael D. Sifen, Inc.

(10)

Scott W. Wood has sole voting and investment power over the Shares held by Lake Street Fund, L.P.

(11)

Joel Ramin has sole voting and investment power over the Shares held by 12 West Capital Fund, LP and 12 West Capital Offshore Fund, LP.

(12)

Nelson Obus and Joshua Landes have shared voting and investment power over the Shares held by Wynnefield Partners Small Cap Value, LP, Wynnefield Partners Small Cap Value, LP I and Wynnefield Small Cap Value Offshore Fund, Ltd.

(13)

Austin Marxe and David Greenhouse have shared voting and investment power over the Shares held by Special Situations Private Equity Fund.

(14)

Bradley J. Wilhite and Mark A. Bergendahl have shared voting and investment power over the shares held by Ascendiant Capital Partners.  The Company and Ascendiant Capital Markets, an affiliate of Ascendiant Capital Partners, are parties to an engagement letter dated February 5, 2013 (the “Engagement Letter”) pursuant to which Ascendiant Capital Markets agreed to act as financial advisor and non-exclusive placement agent for the Company in connection with potential sales of securities, in accordance with the terms of the Engagement Letter.  Pursuant to the Engagement Letter, Ascendiant Capital Markets served as the placement agent in connection with the private placement in which the Shares to which this prospectus relates were issued.  In consideration for such services, the Company paid Ascendiant Capital Markets a fee in the amount of $288,000 and issued to the Selling Shareholder and the Cooper Trust Warrants to purchase, in the aggregate, 64,000 shares of Common Stock, which are covered by this prospectus.

On March 12, 2013, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with each of the Selling Shareholders other than Ascendiant Capital Partners (the “Purchasers”).  Under the Securities Purchase Agreement, the Company agreed to sell and the Purchasers agreed to purchase (1) an aggregate of 3,200,000 Shares of the Common Stock for an amount equal to a per share purchase price of $1.50, and (2) Warrants to purchase an aggregate of 1,066,667 shares of Common Stock (the “Warrant Shares”).  The Warrants, which were issued pursuant to Common Stock Purchase Warrant agreements dated March 15, 2013, were exercisable immediately upon issuance (subject to certain beneficial ownership restrictions as described in the paragraph preceding the Selling Security Holder table set forth above) at an exercise price of $2.00 per share and will expire on March 15, 2018.  In connection with the transaction, the Company received gross cash proceeds of $4,500,000, plus forgiveness of $300,000 of indebtedness as described below.  All of the purchases of securities under the Securities Purchase Agreement, including the forgiveness of indebtedness described below, were completed on March 15, 2013.

In lieu of the $1.50 per share cash consideration for the 200,000 Shares (and 66,667 Warrants) issued to Michael D. Sifen, Inc. (the “Sifen Entity”) under the Securities Purchase Agreement, the Company received forgiveness of $300,000 of indebtedness under the $3,500,000 Secured Non-Negotiable Subordinated Promissory Note dated November 28, 2012 issued to the Sifen Entity (the “Sifen Note”).  There were no conditions specific to this forgiveness of indebtedness other than the issuance of the Shares and Warrants to the Sifen Entity in accordance with the terms of the Securities Purchase Agreement.  The Sifen Note had been issued to the Sifen Entity, which is controlled by Michael D. Sifen, a pre-existing shareholder of the Company, to fund a portion of the purchase price paid by the Company in connection with the Company’s November 2012 acquisition of substantially all of the assets of the retail services division of Fifty Below Sales & Marketing, Inc.  The remaining $3,200,000 balance on the Sifen Note was retired in full as of April 26, 2013 in a separate transaction in connection with the Company’s refinancing of its indebtedness.

The transactions contemplated by the Securities Purchase Agreement, including the issuance of the Shares and the Warrants, were completed on March 15, 2013.  In connection with the Securities Purchase Agreement, the Company entered into a Registration Rights Agreement dated March 12, 2013 with each of the Selling Shareholders pursuant to which the Company agreed to file and maintain, in accordance with the terms of the Registration Rights Agreement, a Registration Statement covering the resale of the Shares and the Warrant Shares, of which this prospectus is a part.

With the exceptions of the Securities Purchase Agreement, the Sifen Note and the Registration Rights Agreement described above, and the Engagement Letter described in footnote 14 to the Selling Security Holder table set forth above, pursuant to which Warrants were issued to the Cooper Trust and Ascendiant Capital Partners, LLC, there are no other material arrangements, agreements or relationships between the Company and the Selling Shareholders ongoing, nor have any such arrangements, agreements or relationships been in effect during the past three years, other than in the Selling Shareholders’ capacity as shareholders of the Company.

On June 5, 2013, Dwight Mamanteo was appointed to the Company’s Board of Directors.  Mr. Mamanteo is a Portfolio Manager at Wynnefield Capital, Inc., a private investment management firm that is an affiliate of Selling Shareholders Wynnefield Partners Small Cap Value, LP, Wynnefield Partners Small Cap Value, LP I, and Wynnefield Small Cap Value Offshore Fund, Ltd.  Mr. Mamanteo’s appointment to the Company’s Board of Directors was not pursuant to any previous arrangement between the Company, Mr. Mamanteo or any other person.

Plan of Distribution

Each Selling Shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Shareholder may use any one or more of the following methods when selling securities:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transactions;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales;

•

in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Shareholders and the Selling Shareholders have agreed to indemnify the Company against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  The Selling Shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Shareholders or any other person.  We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Description of Securities to be Registered

As of the date of this prospectus, our authorized capital stock consists of 25,000,000 shares of Common Stock, $0.001 par value per share; 1,000,000 shares of cumulative preferred stock, $0.001 par value per share; and 100,000 shares of junior preferred stock, $0.001 par value per share.  No shares of cumulative preferred stock or junior preferred stock are issued or outstanding.

Common Stock

Voting Rights.  In connection with the election of directors of the Company and for all other corporate purposes, each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such shareholder.  The holders of Common Stock are not entitled to cumulative voting rights.  Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the shares of Common Stock present in person or represented by proxy and entitled to vote.

Dividends.  Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of Common Stock are entitled to receive such dividends as may be declared thereon from time to time by the Company’s Board of Directors, in its discretion, out of funds legally available for payment of dividends on Common Stock.

The Company has not paid cash dividends on the Common Stock in the past and does not intend pay dividends in the foreseeable future.

Classification of Board of Directors.  The Company’s Board of Directors is divided into three classes, and the term of office of directors of each class is three years.

Other Rights of Common Stock.  In the event of the voluntary or involuntary dissolution, liquidation or winding up of the Company, after there have been paid to or set aside for the holders of shares of any outstanding series of preferred stock the full preferential amounts to which such holders may be entitled, the holders of outstanding shares of Common Stock will be entitled to share ratable, according to the number of shares held by each, in the remaining assets of the Company available for distribution.  Holders of Common Stock have no preemptive or other subscription rights, and the shares of Common Stock are not subject to further calls or assessment by the Company.  There are no conversion rights or sinking fund provisions applicable to the shares of Common Stock.

Shareholder Rights Agreement

On August 7, 2003, the Company adopted a Shareholder Rights Agreement designed to protect the interests of common shareholders from an inadequate or unfair takeover, but not affect a takeover proposal which the Board of Directors believes is fair to all shareholders.  Under the Shareholder Rights Agreement adopted by the Board of Directors, as amended, all shareholders of record on August 18, 2003 received one Preferred Share Purchase Right (the “Rights”) for each share of common stock they owned.  These Rights trade in tandem with the common stock until and unless they are triggered.  Except as may be permitted pursuant to amendments to the Shareholder Rights Agreement from time to time, should a person or group acquire more than 10% of ARI’s common stock (or if an existing holder of 10% or more of the common stock were to increase its position by more than 1%), the Rights would become exercisable for every shareholder except the acquirer that triggered the exercise.  The Rights, if triggered, would give the rest of the shareholders the ability to purchase additional stock of ARI at a substantial discount to the then current market price of the Common Stock.  The Rights will expire on August 18, 2013, and can be redeemed by us for $0.01 per Right at any time prior to a person or group becoming a 10% shareholder.

Anti-takeover Provisions of Wisconsin Business Corporation Law

Business combination statute

The Company is subject to Sections 180.1140 to 180.1144 of the WBCL, which prohibit a Wisconsin corporation from engaging in a “business combination” with an interested shareholder for a period of three years following the date such person became an interested shareholder, unless before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person becoming an interested shareholder.

The Company may engage in a business combination with an interested shareholder after the expiration of the three-year period with respect to such shareholder only if one or more of the following is satisfied:

•

the Company’s board of directors approved the acquisition of stock before such shareholder’s acquisition date;

•

the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such shareholder; or

•

the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

In general, Sections 180.1140 to 180.1144 define business combinations between a “resident domestic corporation” and an “interested shareholder” to include the following:

•

a merger or share exchange with an interested shareholder or a corporation that is, or after the merger or share exchange would be, an affiliate or associate of an interested shareholder;

•

a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets to or with an interested shareholder or affiliate or associate of an interested shareholder equal to 5% or more of the aggregate market value of the assets or outstanding stock of the resident domestic corporation or 10% of its earning power or income;

•

the issuance or transfer of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock of the resident domestic corporation;

•

the adoption of a plan of liquidation or dissolution; and

•

certain other transactions involving an interested shareholder.

Section 180.1140(8)(a) defines an “interested shareholder” as a person who beneficially owns, directly or indirectly, at least 10% of the voting power of the outstanding voting stock of a resident domestic corporation or who is an affiliate or associate of the resident domestic corporation and beneficially owned at least 10% of the voting power of the then-outstanding voting stock within the last three years.

Section 180.1140(9)(a) defines a “resident domestic corporation” as a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following: (i) its principal offices are located in Wisconsin, (ii) it has significant business operations located in Wisconsin, (iii) more than 10% of the holders of record of its shares are residents of Wisconsin or (iv) more than 10% of its shares are held of record by residents in Wisconsin.  The Company is a resident domestic corporation for purposes of these statutory provisions.

Fair price statute

Sections 180.1130 to 180.1133 of the WBCL provide that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a “significant shareholder” and a resident domestic corporation require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula.  A “significant shareholder” for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or is an affiliate of the corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years.  Any business combination to which the statute applies must be approved by 80% of the voting power of the corporation’s stock and at least two-thirds of the voting power of the corporation’s stock not beneficially owned by the significant shareholder who is a party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following standards have been met:

•

the aggregate value of the per share consideration is equal to the highest of:

o

the highest per share price paid for any shares of the same class of common stock of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination;

o

the market value per share of the same class of the corporation’s common stock on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or

o

the highest preferential amount per share of the same class of common stock in a liquidation or dissolution to which holders of the shares would be entitled; and

•

either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

Control share voting restrictions

Pursuant to Section 180.1150 of the WBCL, unless otherwise provided in the articles of incorporation or otherwise specified by the board of directors, the voting power of shares of a resident domestic corporation held by any person or group of persons acting together, including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares.  The Company is governed by the provisions of this section because neither the Company’s articles of incorporation, as amended, nor any resolution adopted by the Company’s board of directors, provides or specifies otherwise.

Defensive action restrictions

Section 180.1134 of the WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote on the proposal is required before such corporation can take certain actions while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded.  This statute requires shareholder approval for the corporation to do either of the following: (i) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities that may be converted into voting shares; or (ii) sell or option assets of the corporation that amount to 10% or more of the market value of the resident domestic corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the resident domestic corporation.  The Company has more than three independent directors.

Constituency or stakeholder provision

Pursuant to Section 180.0827 of the WBCL, in discharging his or her duties to us and in determining what he or she believes to be in the Company’s best interests, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the Company operates and any other factors that the director or officer considers pertinent.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.

Quotation

Our Common Stock is quoted on the OTCQB Market under the symbol “ARIS”.

Legal Matters

Certain legal matters relating to the validity of the Shares offered by this prospectus will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

Experts

Wipfli LLP, an independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended July 31, 2012, as stated in their report, which is incorporated by reference in this prospectus.  Our financial statements are incorporated by reference in reliance on Wipfli LLP’s report, given upon their authority as experts in accounting and auditing.

Information with Respect to the Registrant

A substantial portion of the information required to be disclosed in the registration statement of which this prospectus is a part is incorporated by reference to our latest report on Form 10-K and subsequent reports filed with the SEC.  See “Incorporation of Certain Information by Reference” on page 16.

Material Changes

There have been no material changes since July 31, 2012 that have not been described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Definitive Proxy Statement on Schedule 14A, this prospectus or our Current Reports on Form 8-K filed prior to the date of this prospectus, which are incorporated by reference herein.

Where You Can Find Additional Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document filed by the Company at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  The Company’s filings with the SEC are also available to the public at the SEC’s Internet web site at http://www.sec.gov.  You may also read and copy this information at the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed a registration statement, of which this prospectus is a part, covering the Shares offered hereby.  As allowed by Commission rules, this prospectus does not include all of the information contained in the registration statement and the included or incorporated exhibits, financial statements and schedules.  You are referred to the registration statement and the included or incorporated exhibits, financial statements and schedules for further information.  This prospectus is qualified in its entirety by such other information.

Incorporation of Certain Information by Reference

The SEC allows the Company to “incorporate by reference” the information that is filed by the Company with the SEC, which means that the Company can disclose important information to you be referred you to those documents.  The documents incorporated by reference (excluding any portion of such documents that have been “furnished” but not “filed” for purposes of the Securities Act of 1934, as amended) are:

1.

The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012, filed with the SEC on October 29, 2012;

2.

The Company’s Quarterly Reports on Form 10-Q for the fiscal quarterly periods ended October 31, 2012, January 31, 2013 and April 30, 2013, filed with the SEC on December 17, 2012, March 12, 2013 and June 11, 2013, respectively;

3.

The Company’s Current Reports on Form 8-K, filed with the SEC on August 23, 2012, November 8, 2012, November 13, 2012, December 4, 2012 (as amended on February 11, 2013), January 3, 2013, January 14, 2013, March 18, 2013, April 29, 2013 and June 11, 2013.

4.

The Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 26, 2012.

The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates.  Requests should be directed to the Secretary at ARI Network Services, Inc., 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224, telephone number (414) 973-4300.  You may also find these documents in the “Investors” section of our website, www.arinet.com.  The information on our website is not incorporated into this prospectus.